Exhibit 10.6

Agreement (SMI)

This Consulting Agreement ("**Agreement**") dated December 1, 2022, is entered into by and between: Gamer Pakistan Inc., a Delaware corporation("**Company**"), 616 S. **El Camino Real, Suite H**, San Clemente, CA 92672, email: richardcwhelan@gmail.com, and Spivak Management Inc., a California corporation company, EIN # 95-4668577 ("**SMI-Inc.**"), 9663 Santa Monica Blvd., Suite 1048, Beverly Hills, CA 90210, email: kspivak@SMImanagement.com. Each of Company and SMI-Inc. is sometimes referred to herein as a "**Party**" and collectively as "**Parties**."

Whereas prior to the date hereof SMI-Inc. provided business consulting services to Company, the receipt and sufficiency of which Company hereby irrevocably acknowledges.

Whereas as described in this Agreement, upon mutual agreement of the Parties, SMI-Inc. may hereafter render services for Company.

The Parties hereto hereby agree on the foregoing recitals and further agree as follows:

1. Services:

1.1. Services. SMI-Inc. has no obligations to render services pursuant to this Agreement unless the Parties mutually agree in writing or by exchange of Notices that SMI-Inc. shall do so. Each Party is non-exclusive to the other. Accordingly, Company may engage other advisors, including advisors who provide advice on the same or similar matters, and nothing herein restricts SMI-Inc. or SMI-Inc.'s affiliates from investing, or rendering services for others or acting as a principal in any business, including potential, current or prior competitors, vendors, customers, partners and investors to or in Company. If the Parties mutually agree that SMI-Inc. shall render services pursuant to this Agreement, and if pursuant to such services SMI-Inc. provides advice to Company as to a Person with which SMI-Inc. has a business relationship, except if prohibited by applicable law from doing so, SMI-Inc. will disclose the existence of that relationship to Company at the time SMI-Inc. initially provides such advice to Company pertaining to that Person. Except with the written consent of SMI-Inc., SMI-Inc. shall have no duties, obligations or liabilities other than those set forth in this Agreement. Company is not obligated to consider or accept SMI-Inc.'s advice.

1.2. Other. SMI-Inc. is not being engaged to render services as an attorney, accountant, licensed financial advisor or other professional for whom a license from a regulatory or governmental authority may be required, regardless of whether SMI-Inc. or its personnel hold such license. Company shall be responsible for directly engaging all legal counsel, accountants, experts and other professionals related to the subject matter hereof. SMI-Inc. is not required to work with any Person with whom SMI-Inc. declines to work. If the Parties mutually agree that SMI-Inc. will provide services to Company hereunder, then as mutually determined by the Parties, and consistent with Company's budget, Company will provide adequate support personnel to assist SMI-Inc. Unless SMI-Inc. agrees otherwise, SMI-Inc. will provide advice only to the members of Company's board of directors and CEO. Company's general rules and policies, as evidenced by its employee handbook, or otherwise, are not applicable to SMI-Inc. SMI-Inc.'s services, if any, may be provided by Kenin Spivak ("**Spivak**") and/or other individuals designated by SMI-Inc.

1.3. Generally. Each Party shall comply with all Laws applicable to its activities under this Agreement and its business in general. In undertaking any services hereunder, SMI-Inc. is not required to do anything unlawful, or to facilitate any transaction that would violate the laws of any applicable jurisdiction. Company consents that SMI-Inc. may do or refrain from doing that which SMI-Inc. reasonably believes to be appropriate pursuant to applicable Law. SMI-Inc. is not required to maintain time records or to provide written reports of SMI-Inc.'s activities. It is contemplated that all or a substantial majority of SMI-Inc.'s activities, if any, will be provided remotely by telephone.

2. Compensation:

2.1. Prior Compensation. For services previously rendered, Company shall pay the sum of $240,000 to SMI-Inc. as follows: Commencing in January 2023, such amount shall be paid within the first ten (10) days of each month at the rate of $6,000 per month, provided that if any consultant to Company receives a greater monthly fee, the payment to SMI-Inc. shall be increased to the higher rate. This will not, however, increase the total sum to be paid to SMI-Inc. Further, a cumulative total of no less than $100,000 shall be paid to SMI-Inc. within ten (10) days after Company secures cumulative financing of at least $1,500,000, and (ii) the entire remaining balance shall be paid within ten (10) days after any class of Company's securities becomes publicly traded.

2.2. Other Compensation. If the Parties mutually agree in writing or by Notice that SMI-Inc. will render services pursuant to this Agreement, if applicable, SMI-Inc. will be paid the amounts set forth in Appendix 2.2 with respect to the services described therein.

3. Expenses: Company will reimburse all reasonable fees, costs and expenses incurred by SMI-Inc. with respect to any future services rendered by SMI-Inc. pursuant to this Agreement. SMI-Inc. will not incur expenses in excess of $2,000, other than in connection with the indemnification provision hereof, without prior approval of Company, not to be unreasonably withheld. If requested by SMI-Inc. to do so, Company will reimburse business class air travel, or first class if business class is not available, or if any other individual associated with the relevant travel flies first class.

4. Payments. Payments to SMI-Inc. will be made in U.S. dollars by wire transfer to the account designated from time-to-time by SMI-Inc. by Notice to Company. Unless and until changed, the wire transfer instructions for SMI-Inc. are as follows: Wells Fargo Bank, 433 North Camden Drive, Beverly Hills, CA 90210, SWIFT Code: WFBIUS6S; Bank ABA Routing #: 121-000-248, for the account of Spivak Management Inc., Account #: 0488-213646. Timely payment is of the essence. Payment shall occur without deduction for any VAT, sales tax, excise tax, customs duties, withholding taxes or other amounts, all of which will be paid for by Company, except as required by applicable law, except Company may, if required by applicable law, withhold amounts on foreign remittances for which SMI-Inc. receives a direct credit against U.S. federal income taxes that otherwise would be paid by SMI-Inc. for the same tax period.

5. Information: Prior to the commencement of any services hereunder and during SMI-Inc.'s work for the Company pursuant to this Agreement, Company will furnish or cause to be furnished by others to SMI-Inc. all relevant information regarding the business, operations, properties, financial condition, management and prospects of Company (the "**Disclosure Information**"). SMI-Inc. shall rely, without independent verification, on the accuracy and completeness of all Disclosure Information. Company understands and agrees that SMI-Inc. will not be responsible for the accuracy or completeness of such information, and that SMI-Inc. shall not be liable for any inaccuracies or omissions therein. SMI-Inc.'s role in reviewing any Disclosure Information is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of any other Party.

6. Confidentiality. During the Term and for two (2) years thereafter, each Party will maintain the confidentiality of the other Party's proprietary and confidential information, except: (i) as authorized by the other Party, (ii) to enforce that Party's rights hereunder, (iii) to communicate with that Party's employees, professional advisors, and insurer who are bound by a duty of confidentiality, and/or (iv) as required by court order. Confidential information does not include any information that (A) was publicly known and made generally available in the public domain prior to the time of disclosure; (B) becomes publicly known and made generally available after disclosure by the Party whose information is involved other than by the other Party; or (C) is already in the possession of the recipient on a non-confidential basis at the time of disclosure by disclosing Party. If a Party receives a subpoena to disclose confidential information of the other Party, that Party may comply therewith, provided that unless prohibited from doing so by the subpoena or other court

order, that Party shall use reasonable efforts to provide the disclosing Party with advance Notice thereof so that the disclosing Party may seek a protective order at its cost.

7. Defense of Trade Secrets Act of 2016 Notice. The U.S. Defend Trade Secrets Act of 2016 (DTSA) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

8. Public Announcements. Except as required by Law, the Parties will have mutual approval of any press releases, web sites or other public communications pertaining to SMI-Inc.'s relationship with Company or the termination thereof. If requested to do so SMI-Inc., Company will include mentions and quotes from SMI-Inc.'s designee in public communications pertaining to matters to which SMI-Inc. makes a material contribution. SMI-Inc. and its affiliates may reference this engagement in their web sites or other materials.

9. Representations and Warranties: Each Party represents and warrants to the other that: (i) it has the right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby without obtaining the consent or approval of any third Person; (ii) it has not made and will not make any commitments or granted any rights in conflict with this Agreement; (iii) neither the execution and delivery of this Agreement nor the performance of the Party's obligations under this Agreement will violate or constitute a breach or default and will not violate or constitute a breach or default under any contract, agreement or law to which such Party is subject; and (iv) this Agreement has been duly and validly executed and delivered by that Party and constitutes a valid and binding agreement of that Party, enforceable against that Party in accordance with its terms. Neither Party represents or warrants to the other that Company will be successful.

10. Law and Corrupt Practices: All activities undertaken pursuant to this Agreement shall be undertaken in compliance with and subject to all the applicable laws of the relevant country, including the U.S. Foreign Corrupt Practices Act, the USA Patriot Act, the U.S. Currency and Foreign Transactions Reporting Act, and the corresponding laws and regulations of other jurisdictions not inconsistent therewith. Each Party agrees that neither such Party nor any Person working on its behalf in connection with this Agreement or any performance arising from or related hereto shall make any payment or transfer anything of value, directly or indirectly to: any governmental official or employee (including employees of government-owned and government-controlled corporations and public international organizations); any political party, official of a political party, or candidate for public office; any intermediary, including agents or family members of government officials, for payment to any government official; any other Person in a corrupt or improper effort to obtain or retain business or any advantage in connection with the affairs of either Party; any business selling a competing product in order to eliminate or restrict competition, including agreements to divide the market; or any other Person.

11. Indemnification: To the fullest extent permitted by Law, Company hereby indemnifies and holds harmless SMI-Inc., Spivak and each of their owners, directors, officers, employees, agents, representatives and counsel from and against all fees, costs, penalties, judgements, damages and any other amounts of any kind or character, including counsel and expert fees and costs, arising out of or related to claims or investigations involving Company, any transaction or proposed transaction, and/or this Agreement, SMI-Inc.'s rights or services hereunder. Company shall advance all such fees, costs and expenses, as incurred. SMI-Inc. shall have the right to direct any defense and to select counsel therefor. SMI-Inc. and Company shall cooperate in any defense, provided that counsel to either party may determine that a joint defense is impractical under the

circumstances. If for any reason any tribunal shall determine that indemnification is not available for any reason, then to the maximum extent permitted by Law, Company shall contribute to SMI-Inc.'s aggregate losses, claims, damages and liabilities in such amount as is appropriate to reflect the relative benefit received by each of the Company and SMI-Inc.

12. Dispute Resolution: Any dispute, controversy or claim involving, arising out of or relating in any way to validity, interpretation, application or enforcement of this Agreement or any breach, termination, interpretation, application thereof or any tort related hereto, including as to the validity, scope and enforceability of this agreement to arbitrate, shall be exclusively resolved by binding arbitration administered by the ADR Services, Inc. ("**ADR Services**") pursuant to the ADR Services, Inc. Arbitration Rules except as modified by this Section. Unless the Parties mutually agree otherwise in writing, the arbitration hearing shall take place in Los Angeles County, California and the Parties consent to venue. The arbitration shall take place before one arbitrator in English and the arbitral award shall be final and binding on the Parties with no right of appeal. The Parties waive any and all objections based on the jurisdiction, venue or proceedings set forth in this Section. Witnesses, parties and counsel not located in Southern California may be deposed and appear at hearings remotely by videotelephony or online peer-to-peer services such as Zoom, Microsoft Teams and Skype. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS SECTION EACH WAIVES THE RIGHT TO TRIAL BY JURY. The arbitration shall be commenced by filing a demand for arbitration with the administrator of ADR Services, Inc. and serving the demand on the responding Party by Notice in accordance with this Agreement. The Parties shall select an arbitrator by mutual agreement through ADR Services within thirty (30) calendar days after the date the demand for arbitration was filed. If the parties do not do so, the administrator of ADR Services shall select an independent arbitrator pursuant to ADR Services Arbitration Rules, Paragraph 11. The award of the arbitrator may be entered with any court whose jurisdiction covers the venue of the arbitration proceeding and such judgment may be enforced with the same force as a non-appealable judgment of a California state or U.S. federal court. If for any reason this Section shall not be sufficient or enforceable as the exclusive means of resolving any and all disputes relating to this Agreement or any rights created hereby, then all such matters shall be adjudicated exclusively by state or federal courts in Los Angeles County, California. Each Party agrees to submit to the jurisdiction of, and agrees that venue is proper in, Los Angeles County for any such legal action or proceeding or to enforce any arbitration award. The Parties (and any other participants in the arbitration as a condition of such participation) shall maintain the confidential nature of the arbitration proceeding, except as may be necessary to prepare for or conduct the arbitration hearing, as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award, the entry of an award in any court having jurisdiction thereof, the enforcement or the award, or as required by law or judicial decision.

13. Intellectual Property: This Agreement does not transfer intellectual property rights among the Parties, provided that SMI-Inc. may use Disclosure Information for purposes of providing its services under this Agreement and Company may use advice provided by SMI-Inc. in the manner provided for in this Agreement. Advice given my SMI-Inc. hereunder is not intended for, and shall not be relied on by, any Person other specific Person within Company to whom it is given.

14. Limited Liability: Except as required by applicable Law, SMI-Inc. shall not be liable for any loss or damage sustained by Company or any lender or investor therein, unless the loss or damage shall have been the result of fraud, deceit, or intentional misconduct, or a knowing violation of Law. Without limitation, for a breach of this Agreement, except as required by applicable Law, in no event will a Party be liable to the other for: (i) any special, consequential, incidental or indirect damages; (ii) loss of use, opportunity, market potential, goodwill and/or profit on any theory; or (iii) with respect to SMI-Inc., amounts in excess of payments hereunder actually received by SMI-Inc. Neither Spivak nor any other Person is liable for or a guarantor of SMI-Inc.

15. Other Agreements. The Parties or affiliates of the parties may enter into other agreements pursuant to which SMI-Inc. or affiliates thereof provide other rights or services to Company. In the event of any conflict, the subsequent agreements will control.

16. General Provisions:

16.1. "**Person**" means any natural individual, legal person, firm, corporation, limited liability company, limited partnership, association, trust, charity, government department, agency, unit or other entity, or any other group or entity.

16.2. Captions and Section Headings. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

16.3. Word Usage. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including any appendices hereto, and not to any particular provision of this Agreement. Any reference to this Agreement includes any and all permitted amendments, supplements, extensions, and renewals of this Agreement. Unless the context clearly requires otherwise: (i) the plural and singular numbers shall each be deemed to include the other; (ii) the masculine, feminine and neuter genders shall each be deemed to include the others; (iii) "shall," "will" or "agrees" are mandatory and "may" is permissive; (iv) "or" is not exclusive; (v) "includes" and "including" are not limiting and mean "without limitation;" (vi) "anticipates" and "anticipated" means that there is a current expectation or belief, but not a binding obligation; (vii) "promptly" means within five (5) business days after request, unless the exigencies of the situation require a shorter period; and (vii) "Law" includes laws, regulations, court decisions and orders, and other legislative, regulatory, executive or judicial actions or pronouncements having the force of law. Except as expressly set forth herein, all references to currency are to U.S. dollars.

16.4. No Interpretation Against a Party. Each Party acknowledges that it has been encouraged to seek independent counsel in connection with this Agreement and the terms hereof and has had the opportunity to consult with counsel and for such counsel to explain the terms and conditions hereof to such Party. As a consequence, neither this Agreement nor any uncertainty or ambiguity in it shall be construed or resolved using any presumption against any Party. On the contrary, in the case of any ambiguity or uncertainty pertaining to or arising from this Agreement, this Agreement, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intention of the Parties. Accordingly, the Parties waive the benefit of any statute or principal of common law providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

16.5. No Third Party. No Person is responsible for, a guarantor of, or liable for any act or omission of SMI-Inc. or its personnel.

16.6. Binding Effect; Assignment. Neither this Agreement nor any of the rights or obligations hereunder of either Party may be assigned without the prior written consent of the other Party; provided, however, that to the extent permitted by applicable Law, SMI-Inc. may assign or transfer its duties or interests hereunder to any affiliate. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

16.7. Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the negotiation or drafting of this Agreement shall be paid by Company.

16.8. Independent Contractors. The Parties are independent contractors and their relationship is a debtor-creditor relationship. No fiduciary duties are created by this Agreement or the Parties' performance hereof. Nothing herein contained shall be deemed to constitute a partnership or joint venture by the Parties or any of them.

16.9. Notices. Except as required herein, all notices, consents, approvals and other communications hereunder, including the commencement or subsequent communications pertaining to any arbitration or other legal proceeding arising hereunder ("**Notices**") shall be in writing and shall be deemed to have been received on the first business day after received (i) by personal delivery (ii) from an internationally recognized expedited courier service such as Federal Express, DHL or UPS, or (iii) as an "in the window" email or a PDF attachment to an email, provided, however, that receipt of the email either is confirmed by an automatically generated "read" receipt or by a return email from the recipient, or if the foregoing does not occur, the sender of the Notice also sends a copy by personal delivery, or by an internationally recognized expedited courier service such as Federal Express, DHL or UPS. Notwithstanding the foregoing, unless a Person in writing consents otherwise, all Notices are effective only if also provided by email. Unless a Party notifies the other Parties of new Notice information, the Notice information is set forth in the introductory paragraph to this Agreement.

16.10. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the arbitration, indemnification, confidentiality and related provisions of this Agreement shall remain in full force and effect after any expiration or termination hereof.

16.11. Governing Law. This Agreement and the rights and obligations of the Parties and their successors and assigns will be governed by, construed, enforced and interpreted in accordance with the internal law of the State of California, applicable to agreements made and performed solely within such State (including as to statute of limitations), without regard to the conflicts of law provisions thereof, provided that notwithstanding the foregoing, corporate issues pertaining to the rights of Company as issuer of securities will be determined under the laws of the jurisdiction under whose laws the securities are issued and in which Company is organized.

16.12. No Waiver; Modifications. No provision of this Agreement may be modified, amended or waived, and no Party's rights or remedies be waived, except by a writing executed by authorized signatories of the Parties. No breach of this Agreement shall excuse or relieve Company from the full performance of its indemnification obligations, or its obligations to pay sums accrued prior to any termination of the Term.

16.13. Severability. If an arbitrator or other tribunal of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable or invalid in whole or in part for any reason: (i) such provision shall be in good faith adjusted rather than voided, if possible, to achieve the intent of the Parties; (ii) this Agreement shall be read as if the invalid, illegal or unenforceable words or provisions had to that extent been deleted; and (iii) the validity and enforceability of the remainder of this Agreement shall not be affected thereby unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provisions.

16.14. Entire Agreement. This Agreement expresses the complete and entire understanding of the Parties with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous agreements, dealings, negotiations, promises, representations and communications regarding its subject matter (whether written or oral), between the Parties relating to the subject matter hereof other than the other agreements referenced herein. There are no representations, warranties or other agreements between the Parties (whether express or implied) in connection with the subject matter of this Agreement except as specifically set forth herein.

16.15. Counterparts and Signature Validity. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on all Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart. PDF signatures that are electronically transmitted shall be acceptable as if original signatures had been exchanged.

IN WITNESS WHEREOF, the Parties have executed and entered into this Agreement by their duly authorized representatives as of the date first written above:

Gamer Pakistan Inc.:

By: ______________________________

James Knopf, CEO and President

Spivak Management Inc.:

By: ______________________________

Kenin M. Spivak, President

Appendix 2.2: Additional Compensation

This Appendix 2.2 is attached to, and constitutes a material part of, the Agreement to which it is attached. Unless otherwise noted: (i) all capitalized terms used herein shall have the meanings set forth in the main section of the Agreement or other Appendices; and (ii) all terms defined in this Appendix 2.2 have the same meanings when used in the main section of the Agreement and other Appendices.

1. Certain Additional Definitions:

"**Activity**" means any business activity other than a financing or a Strategic Transaction, including securing vendor, sales, advertising, sponsorship or other business relationships with or from any licensee, licensor, customer, vendor, strategic partner or government unit for Company or any subsidiary or joint venture thereof that generates revenues or cost savings for all or nay of the foregoing.

"**Aggregate Consideration**" means the total proceeds and other consideration paid or received by Company, or to be paid or received, directly or indirectly, in connection with or in anticipation of the transaction, inclusive of cash, securities, notes, in-kind consideration, and other property received or to be received; amounts received or to be received under employment, consulting, licensing, non-compete and other agreements entered into in connection with the transaction; and the aggregate principal amount of any debt, pension liabilities, guarantees and any other liabilities or obligations retired, refinanced, restructured, redeemed, decreased, repaid or extinguished in connection with or in anticipation of the transaction. At SMI-Inc.'s election, installment payments will be included in Aggregate Consideration when received or on a present value basis at the first closing. If interest is payable on the installments, the present value amount is the face amount of the installments. If no interest is payable on the installments, if SMI-Inc. elects to include the installments in Aggregate Consideration at closing, the installments will be discounted to present value at a discount rate of two percent (2%) per annum in excess of the Wall Street Journal Eastern edition prime rate, or if the Wall Street Journal ceases publishing such rate, then an equivalent consensus rate on the date of computation, or if that date is not a day on which banks are open, the last day on which banks were open. If a portion of such consideration includes contingent payments, the contingent payments will be included in Aggregate Consideration when received. If the consideration for a transaction consists in whole or in part of property, in kind contributions or securities, the value shall be the fair market valued agreed by the Parties, of if they fail to reach agreement, such value shall be determined by submission of the question to a reputable appraisal firm with experience valuing similar businesses and consideration that is mutually acceptable to Company and SMI-Inc. (the fees and expenses of whom shall be borne equally by Company and SMI-Inc.), or if the parties cannot reach agreement on a firm, then the dispute shall be resolved in accordance with the dispute resolution procedures herein.

"**Introduced Person**," "**Introduction**," "**Introduce**" and like terms refer to: (i) a Person, or any Affiliate thereof, directly or indirectly introduced or otherwise identified by SMI-Inc., any SMI-Inc. Person or any Affiliate or representative thereof to Company or any Affiliate thereof, or (ii) any Person, or any Affiliate thereof, directly or indirectly introduced or otherwise identified to Company or any Affiliate thereof by a Person described in the prior clause of this definition. A Person Introduced by a Company Person is not a SMI-Inc. Introduced Person.

"**Strategic Transaction**" means acquisitions, divestitures, partnerships, joint ventures, other projects, strategic transactions or other structures, including the direct or indirect acquisition by Company and/or any Affiliate(s) of the Company of a financial interest in a third Person(s), any assets of third Person(s) or a joint venture, co-venture, licensing arrangement, other business combination, partnership or strategic alliance with third Person(s) and any sale, lease or license of all or any portion of Company, whether for stock, cash, a combination thereof, or otherwise. There may be more than one Strategic Transaction. A financing is not a Strategic Transaction.

2. Certain Fees. Company shall pay or cause the payment of the following compensation to SMI-Inc. for Financing Services and Strategic Services:

2.1. Strategic transactions.

2.1.1. With respect to each Strategic transaction initiated by SMI-Inc. or an Affiliate thereof, or for which SMI-Inc. or an Affiliate Introduced the counter-party or otherwise renders material services, Company shall pay or cause the payment to SMI-Inc. or its designee of a "**Strategic Services Fee**" equal to the sum of the percentage fees below computed with respect to the Aggregate Strategic transaction Consideration for that Strategic transaction. Column A will pertain if SMI-Inc. or its Affiliates initiated the Strategic transaction or Introduced a counter-party thereto. Column B will pertain if SMI-Inc. or its Affiliates did not initiate the Strategic transaction or Introduce a counter-party, but instead provided other material assistance with respect to the Strategic transaction. The Strategic Services Fee will be paid in cash at closing thereof, or if SMI-Inc. elects, in kind with respect to any Aggregate Consideration received in any form of consideration other than cash. The amounts computed in each row are added:

	Percentage	
Aggregate Consideration	**A**	**B**
Up to $20,000,000	10.00%	5.00%
Plus, from $20,000,000.01 to $50,000,000	8.00%	4.00%
Plus, from $50,000,000.01 to $100,000,000	6.00%	3.00%
Plus, from $100,000,000.01 to $200,000,000	5.00%	2.50%
Plus, in excess of $200,000,000	3.00%	1.50%

The Strategic Services Fee will be paid with respect to any Strategic transaction that closes during the Term, or (i) within five (5) years thereafter if SMI-Inc. or its Affiliates initiated the transaction or Introduced a counter-party thereto; or (ii) within 18 months thereafter if SMI-Inc. or its Affiliates did not initiate the Strategic transaction or Introduce a counter-party, but instead provided other material assistance with respect to the transaction.

2.2. Activity Fee. With respect to each Activity conceived of by SMI-Inc. or an Affiliate thereof, or for which SMI-Inc. or an Affiliate Introduced the counter-party or otherwise renders material services, Company shall pay or cause the payment to SMI-Inc. or its designee of a "**Activity Fee**," as follows:

2.2.1. If SMI-Inc. or its Affiliates conceived of the Activity or Introduced a counter-party with respect thereto: For each Activity creating gross revenues, an Activity Fee of six percent (6%) of the gross revenues, provided that the Parties understand that for low-margin trading activities, prior to the time SMI-Inc. or its Affiliates commence the corresponding services, this percentage would be reduced as mutually agreed. For each Activity creating a cost savings instead of gross revenues, an Activity Fee equal to twelve and one-half percent (12.5%) of the savings. If the Activity includes formation of a new business entity or joint venture, or the issuance of stock or other securities by the counter-party, then in addition to the foregoing payments, SMI-Inc. or its designee will receive ten percent (10%) of Company's interest therein, in lieu of any compensation with respect thereto pursuant to Section 2.1 of this Appendix.

2.2.2. If SMI-Inc. or its Affiliates render material assistance with respect to the Activity, but SMI-Inc. and its Affiliates did not make an Introduction or conceive of the transaction, each percentage in Section 2.2.1 will be reduced by thirty percent (30%) thereof.

2.2.3. For avoidance of doubt, the Activity Fee will pertain to any oral or written arrangement and any amendment, modification, supplement, extension or replacement of any arrangements subject to an Activity Fee, whether entered into during or after the Term and shall pertain to revenues and savings, whether occurring during or after the Term. The Activity Fee will be paid quarterly, in cash, or if SMI-

Inc. elects, in kind with respect to any amounts received other than cash, within sixty (60) days after the end of each calendar quarter, during or after the Term.

2.2.4. The Activity Fee will be paid with respect to any Activity that closes or commences during the Term, or (i) within five (5) years thereafter if SMI-Inc. or its Affiliates conceived of the Activity or Introduced a counter-party with respect thereto, or (ii) within one year thereafter if SMI-Inc. or its Affiliates did not make an Introduction or conceive of the Activity, but instead provided other material assistance with respect to the Activity.

3. **Investment Bank.** If either Party concludes that the services described above are in any situation services that under applicable Law must be rendered or should be rendered by a licensed investment banking firm, then instead of SMI-Inc. providing such services or receiving compensation therefore, Company will enter into an engagement agreement with SMI Capital Markets LLC ("**SMI-CM**") pursuant to which SMI-CM shall render the relevant services for the compensation provided for herein. If SMI-CM declines to enter into such agreement and the Parties are unable to locate another licensed broker-deal mutually acceptable to the Parties to enter into such agreement, then Company shall be relieved of any obligation to pay compensation to SMI-Inc. with respect thereto and SMI-Inc. shall not render services with respect thereto.

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